    As filed with the Securities and Exchange Commission on April 11, 2002
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 -------------

                                   FORM S-3
                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                                 -------------

                      HEALTH MANAGEMENT ASSOCIATES, INC.
            (Exact Name of Registrant as Specified in its Charter)

                           Delaware                                          61-0963645
(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification Number)

                     5811 Pelican Bay Boulevard, Suite 500
                          Naples, Florida 34108-2710
                                (941) 598-3131
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

  Joseph V. Vumbacco President and Chief Executive Officer Health Management
    Associates, Inc. 5811 Pelican Bay Boulevard, Suite 500 Naples, Florida
                           34108-2710 (941) 598-3131
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies to:
                            Craig S. Wittlin, Esq.
                             Daniel R. Kinel, Esq.
                          HARTER, SECREST & EMERY LLP
                           1600 Bausch & Lomb Place
                        Rochester, New York 14604-2711
                                (585) 232-6500

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             Proposed         Proposed
                                                             Maximum          Maximum
      Title of Each Class of               Amount         Offering Price     Aggregate            Amount
    Securities to be Registered       to be Registered     Per Security    Offering Price   of Registration Fee
---------------------------------------------------------------------------------------------------------------
Zero-Coupon Convertible Senior
Subordinated Notes due 2022(1)......  $330,000,000(1)(3)  $846.30(2)(3)  $279,279,000(2)(3)       $25,694
---------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value    10,614,252(4)          --                --                --(5)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the aggregate principal amount at maturity of Notes that were originally issued by the Registrant on January 28, 2002.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C of the Securities Act, based upon the average PORTAL bid and asked prices for the Notes on April 5, 2002.
(3) Excludes accrued interest and distributions, if any.
(4) Represents the number of shares of the Registrant's class A common stock that are issuable upon conversion of the Notes following the occurrence of certain events. The number of shares of class A common stock that may be issued upon conversion of the Notes in the future is indeterminate, and the Registrant is also registering this indeterminate amount pursuant to Rule 416 under the Securities Act.
(5) No separate consideration will be received for the Registrant's class A common stock issuable upon conversion of the Notes; therefore, no registration fee is required pursuant to Rule 457(i).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any State where the offer or sale is not permitted.


                            SUBJECT TO COMPLETION,
                             DATED APRIL 11, 2002

PROSPECTUS
                                 $330,000,000

                      Health Management Associates, Inc.

 Zero-Coupon Convertible Senior Subordinated Notes Due 2022 and Class A Common
                  Stock Issuable upon Conversion of the Notes

                                 -------------

   We issued the Notes at an issue price of $839.78 per Note (83.978% of the principal amount at maturity) in a private placement which began on January 28, 2002. This prospectus will be used by selling securityholders to resell their Notes and the shares of our class A common stock issuable upon conversion of such Notes.

   Except under circumstances described below, we will not pay cash interest on the Notes prior to maturity. Instead, on January 28, 2022, the maturity date of the Notes, holders of Notes will receive $1,000 for each Note. The issue price per Note of $839.78 represented a yield to maturity of 0.875% per year calculated from January 28, 2002, excluding any contingent interest. If certain tax-related events occur and we so elect, the Notes will cease to accrete original issue discount, and cash interest will accrue at a rate of 0.875% per annum on the restated principal amount and be payable semi-annually. Each Note has a principal amount at maturity of $1,000.

   Holders may convert their Notes at any time on or before the maturity date initially into 32.1644 shares of our class A common stock per Note if (1) the sale price of our class A common stock reaches a specified threshold, (2) the credit rating of the Notes is reduced to below specified thresholds, (3) the Notes are called for redemption or (4) specified corporate transactions have occurred. The conversion rate will be subject to adjustment upon the occurrence of specified events but will not be adjusted for increases in accreted value.

   We may not redeem the Notes before January 28, 2007. We may, at any time on or after January 28, 2007, redeem the Notes for cash in an amount equal to the accreted value of the Notes, plus accrued and unpaid interest, if any. Holders may require us to purchase the Notes on the following dates at the following prices: January 28, 2005 at $862.07; January 28, 2007 at $877.25; January 28,
2012 at $916.40; and January 28, 2017 at $957.29. We will pay cash for all Notes so purchased on January 28, 2005. For such purchases made on or after January 28, 2007, we may choose to pay the purchase price for the Notes which we are required to purchase in cash, in shares of our class A common stock valued at their market price (determined as described herein) or any combination thereof. In addition, if we experience specified types of fundamental changes before January 28, 2007, holders may require us to purchase their Notes for an amount equal to the accreted value of the Notes, plus accrued and unpaid interest, if any. We may choose to pay the purchase price for any Notes that holders require us to purchase upon a fundamental change in cash, in shares of our class A common stock valued at their market price (determined as described herein) or any combination thereof.

   Commencing with the six-month period beginning January 28, 2007, we will pay contingent interest to the holders of Notes during specified six-month periods if the average price of a Note for the five trading day reference period described herein equals 120% or more of the accreted value of a Note on the day immediately before the beginning of the relevant six-month period. The amount of contingent interest payable per Note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our class A common stock during that six-month period multiplied by the number of shares of class A common stock issuable upon conversion of a Note or (2) 0.125% of the average price of a Note for the relevant five trading day reference period. For a discussion of the special regulations governing contingent payment debt instruments, see "Certain United States Federal Income Tax Considerations--Classification of the Notes."

   The Notes are unsecured and rank equally with our other unsecured senior subordinated indebtedness, whether now existing or subsequently incurred.

   The Notes are designated to trade in the PORTAL(TM) Market ("PORTAL"), a subsidiary of the Nasdaq Stock Market, Inc. Our class A common stock is listed on the New York Stock Exchange under the symbol "HMA". The last reported sale price of our class A common stock on the New York Stock Exchange on April 5, 2002 was $21.18 per share.

   We will not receive any of the proceeds from the sale of Notes or shares of our class A common stock by any selling securityholder. The Notes and the shares of our class A common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters, broker-dealers or agents. The Notes and shares of our class A common stock may be sold by selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. If the Notes and the shares of our class A common stock are sold by selling securityholders through underwriters, broker-dealers or agents, such selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. See "Plan of Distribution." Selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or our class A common stock as principals, any profits received by those broker-dealers on the resale of the Notes or our class A common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.
                                 -------------

   Investing in the Notes or shares of our class A common stock involves risks. See "Risk Factors" beginning on page 11 of this prospectus.

                                 -------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
TABLE OF CONTENTS....................................................   2
FORWARD-LOOKING STATEMENTS...........................................   2
WHERE YOU CAN FIND MORE INFORMATION..................................   3
PROSPECTUS SUMMARY...................................................   4
SUMMARY DESCRIPTION OF THE NOTES.....................................   7
RISK FACTORS.........................................................  11
RATIO OF EARNINGS TO FIXED CHARGES...................................  15
USE OF PROCEEDS......................................................  15
DIVIDEND POLICY......................................................  15
CAPITALIZATION.......................................................  16
PRICE RANGE OF CLASS A COMMON STOCK..................................  17
DESCRIPTION OF NOTES.................................................  18
REGISTRATION RIGHTS..................................................  35
DESCRIPTION OF CAPITAL STOCK.........................................  36
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS..............  37
SELLING SECURITYHOLDERS..............................................  44
PLAN OF DISTRIBUTION.................................................  46
LEGAL MATTERS........................................................  48
EXPERTS..............................................................  48

                                 -------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                          FORWARD-LOOKING STATEMENTS

   This prospectus contains and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

   Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

   . possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare, Medicaid or other third-party payors;

   . existing laws and government regulations and changes in or failure to comply with laws and government regulations;

   .   our ability to successfully integrate recent and future acquisitions;

   .   competition;

   .   demographic changes;

   . technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, our services;

   . the ability to attract and retain qualified personnel, including physicians; and

   .   our ability to finance growth on favorable terms.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus or incorporated in this prospectus by reference in order to reflect future events or developments.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at "http://www.sec.gov". You may also read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "HMA". You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" specified documents that we file with the SEC, which means:

   .   incorporated documents are considered part of this prospectus;

   . we are disclosing important information to you by referring you to those documents; and

   . information that we file in the future with the SEC will automatically update and supersede information contained in this prospectus.

   We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus.

   The documents that we are incorporating by reference are:

   .   Our Current Report on Form 8-K filed on February 13, 2002;

   .   Our Current Report on Form 8-K filed on January 24, 2002;

   . Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001;

   .   Our Annual Report on Form 10-K for the fiscal year ended September 30,
       2001.

   You may request a copy of these filings at no cost by telephoning our Senior Vice President and Chief Financial Officer at (941) 598-3131 or by writing to him at the following address:

                      Health Management Associates, Inc.
                     5811 Pelican Bay Boulevard, Suite 500
                          Naples, Florida 34108-2710
         Attention: Senior Vice President and Chief Financial Officer

                              PROSPECTUS SUMMARY

   The following summary highlights selected information appearing elsewhere in this prospectus, including information incorporated into this prospectus by reference. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Health Management Associates, Inc. and its subsidiaries and not to the initial purchasers of the Notes.

                      Health Management Associates, Inc.

   We own and operate general acute care hospitals and psychiatric hospitals in non-urban communities. Presently, we operate 42 hospitals, consisting of 40 acute care hospitals with a total of 5,662 licensed beds and two psychiatric hospitals with a total of 134 licensed beds. Our facilities are located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. For our three month period ended December 31, 2001, our general acute care hospitals contributed approximately 97% of our consolidated net patient service revenues.

   Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, behavioral health services and psychiatric care and, in several of our hospitals, specialized services such as open-heart surgery and neuro-surgery. Our facilities benefit from shared services, such as purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "HMA". Our class A common stock was included within the Standard & Poor's 500 Index as of November 7, 2001. On January 9, 2002, we were named to the Forbes Platinum 400.

Strategy and Description of Business

   Our business strategy is to efficiently and profitably operate our existing hospitals, acquire additional hospitals in non-urban communities and provide high quality healthcare.

  Existing Hospitals

   For our existing hospitals, we seek to increase our patient revenue by increasing admissions and outpatient business by providing outstanding healthcare. These hospitals are administered and directed on a local basis by each hospital's executive director. A key element of our strategy is establishing and maintaining cooperative relationships with our physicians. We maintain a physician recruitment program that is designed to attract and retain qualified specialists and other physicians, in conjunction with our existing physicians and community needs, so that we can broaden the services offered by our hospitals. We also pursue various clinical means to increase the utilization of our services, particularly emergency and outpatient services. These include our "Nurse First" emergency service program, which provides for a registered nurse to quickly assess the condition of patients upon arrival in our emergency rooms, our "Pro Med" program, an emergency room clinical pathway support service, "Med Key", a plastic identification and patient information card that streamlines the registration process, and "One Call Scheduling", a dedicated phone system that physicians and their staff can use to schedule various diagnostic tests and services at one time.

  Acquisitions

   For acquisitions, we generally seek to acquire acute care hospitals in market areas of 30,000 to 400,000 people primarily situated in the southeastern and southwestern United States. Typically, the acute care hospitals we acquire are, or can become, the provider of choice for healthcare services in their market areas. When we evaluate potential acquisitions, we require that a hospital's market service area have a demonstrated need for the hospital, along with an established physician base that can benefit from our ability to attract additional, qualified physicians to the area.

   Many hospitals we acquire are under-performing at the time of acquisition. Upon acquiring a hospital, and following a thorough review and, where appropriate, retention of current administrative leadership, we take several steps. These steps include, among other things, employing a well-qualified executive director and controller, implementing a proprietary management information system, recruiting physicians, establishing additional quality assessment and efficiency measures, introducing volume purchasing under company-wide agreements, and spending the necessary capital to renovate the facility and upgrade equipment. We strive to provide at least 90% of the acute care needs of each community our hospitals serve as well as reduce the out-migration of potential patients to hospitals in larger urban areas.

   We manage each acquired hospital to improve the services it provides in an efficient manner. We have been generally successful in achieving a significant improvement in the operating performance of our facilities within a reasonable time period. Once a facility has matured, we generally achieve additional growth through the continued growth of physicians' practices and the recruitment of physicians, expansion of healthcare services offered to the community and favorable demographic trends.

  Quality Healthcare

   We continually seek to improve the quality of the healthcare services we deliver through our company-wide proprietary QSM patient quality management program. Upon discharge, each patient is asked to fill out a confidential survey that seeks the patient's perception of the hospital's healthcare services, including medical treatment, nursing care, the hospital's attention to patient concerns, the administration process, and the quality of dietary services. In addition, in 2000, our hospitals that were surveyed by the Joint Commission on Accreditation of Healthcare Organizations averaged a score of 93, which was above the industry average. None of our hospitals were surveyed in 2001. Furthermore, in 2000 one of our hospitals was awarded Top 100 Hospital status by HCIA-Sachs, Inc., an independent rater of hospitals, and one additional hospital was cited as a Top 100 Heart and Stroke Care Hospital.

Recent and Proposed Acquisitions

   We proactively identify acquisition targets in addition to responding to requests for proposals from entities that are seeking to sell or lease hospital facilities. As a result, we may enter into agreements to acquire additional hospital facilities from time to time. At any given time we are actively involved in negotiations concerning possible acquisitions. Our recent acquisitions include the following:

   . On June 19, 2001, we acquired the assets of Carlisle Hospital, a 200 bed acute care hospital located in Carlisle, Pennsylvania with approximately $65,000,000 in patient service revenues in 2000. The aggregate cost for this acquisition, including working capital, was approximately $41,000,000.

   . On September 1, 2001, we acquired the assets of Lee County Community Hospital, an 80 bed acute care hospital located in Pennington Gap, Virginia with approximately $20,000,000 in patient service revenues in 2000. The aggregate cost for this acquisition, including working capital and future obligations, was approximately $21,600,000.

   . On December 1, 2001, we acquired the assets of East Pointe Hospital, an 88 bed acute care hospital located in Lehigh Acres, Florida with approximately $23,000,000 in patient service revenues in 2000. The aggregate cost for this acquisition was approximately $16,500,000.

   . On January 1, 2002, we acquired the assets of Santa Rosa Medical Center, a 129 bed acute care hospital located in Milton, Florida, the assets of Fentress County General Hospital, an 85 bed acute care hospital located in Jamestown, Tennessee and the assets of the Medical Center of Mesquite, a 176 bed acute care hospital located in Mesquite, Texas. These three hospitals had approximately $138,000,000 in combined patient service revenues in 2001. The aggregate cost for these acquisitions, including working capital, was approximately $130,000,000.

   . On February 26, 2002, we announced the signing of agreements related to the acquisition of an 80% interest in Mesquite Community Hospital, a 172-bed acute care hospital located in Mesquite, Texas. The acquisition, which is subject to various conditions to closing and which includes related transactions (including sale by us of a 20% interest in the Medical Center of Mesquite), is expected to be completed on or before June 1, 2002.

   . On March 7, 2002, we announced the signing of an agreement to acquire Madison County Medical Center, a 67-bed acute care hospital located in Canton, Mississippi. The closing of the acquisition is subject to the fulfillment of various conditions.

Principal Executive Offices

   Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (941) 598-3131.

                       SUMMARY DESCRIPTION OF THE NOTES

   The following is a brief summary of some of the terms of the Notes. For a more complete description of the terms of the Notes, see "Description of Notes."


Notes Offered...............  $330,000,000 principal amount at maturity of
                              Zero-Coupon Convertible Senior Subordinated Notes due 2022. We will not pay cash interest on the Notes prior to maturity, other than as described below under "Description of the Notes--Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event" and "Description of the Notes--Contingent Interest." Each Note was originally issued at a price of $839.78 and in a principal amount at maturity of $1,000.

Maturity ...................  January 28, 2022.

Yield to Maturity of Notes..  0.875% per year (computed on a semi-annual bond equivalent basis) calculated from January 28, 2002, excluding any contingent interest.

Conversion Rights...........  Holders may convert their Notes at any time prior to the close of business on January 28, 2022 if the average per share Sale Price (as defined herein) of our class A common stock for 20 of the 30 trading days immediately prior to the conversion date is equal to or greater than 120% of the Accreted Value of a Note, divided by the conversion rate.

                              Holders may also convert Notes regardless of the Sale Price of our class A common stock, in multiples of $1,000 principal amount at maturity, at any time if:

                               . on the conversion date, the credit rating assigned to the Notes by Moody's Investor Service, Inc. and Standard & Poor's Ratings Group are Ba1 and BB+, respectively, or lower, or the Notes are no longer rated by these two ratings services or ratings by these ratings services are suspended;

                               .  we call the Notes for redemption;

                               .  we make specified distributions to our
                                  shareholders; or

                               . we become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities).

                               For each Note converted, we will deliver 32.1644 shares of our class A common stock (subject to adjustment as described herein).

                               Your right to surrender Notes for conversion will expire at the close of business on January 28, 2022.

                               The conversion rate may be adjusted under certain circumstances, but will not be adjusted for increases in Accreted Value or accrued and unpaid interest.

Ranking.....................  The Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future indebtedness that is not, by its terms, expressly subordinated or pari passu in right of payment to the Notes. The Notes are subordinated in right of payment to all Senior Indebtedness (as defined in the Indenture with respect to the Notes), including indebtedness under our revolving credit facility. Our Convertible Senior Subordinated Debentures due 2020 in the amount of $298,022,000 outstanding as of December 31, 2001 rank pari passu with the Notes.

Contingent Interest.........  We will pay contingent interest to the holders of
                              Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, commencing with the six-month period beginning January 28, 2007, if the Average Note Price for the Applicable Five Trading Day Period (each as defined in "Description of the Notes--Contingent Interest") equals 120% or more of the Accreted Value of such Notes on the day immediately preceding the beginning of the relevant six-month period. The amount of contingent interest payable per Note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our class A common stock during that six-month period multiplied by the number of shares of our class A common stock issuable upon conversion of a Note or (2) 0.125% of the Average Note Price for the Applicable Five Trading Day Period. Contingent interest, if any, will accrue and be payable to holders of Notes as of the fifteenth day preceding the last day of the relevant six-month period and will be paid on the last day of such period.

United States Federal Income
  Tax Considerations........  The Notes were issued pursuant to, and are subject to, the terms of an Indenture. We and each holder agree in the Indenture to treat the Notes as contingent payment debt instruments for United States federal income tax purposes. As a holder of Notes, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we could have borrowed on the issue date of the Notes in a noncontingent, nonconvertible borrowing, which rate we have determined is 6.22%, even though the Notes will have a significantly lower stated yield to maturity. You will recognize taxable income significantly in excess of cash received, if any, while the Notes are outstanding. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized (including the fair market value of stock received) on a sale, exchange, conversion or redemption of the Notes. See "Certain United States Federal Income Tax Considerations." No ruling will be obtained from the Internal Revenue Service concerning the application of the contingent payment debt rules to the Notes, and you should be aware that there is some uncertainty as to the proper application of the Treasury regulations that govern contingent payment debt instruments to a holder of a Note. If our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized ordinary income upon the conversion, and should have recognized capital rather than ordinary income or loss upon a taxable disposition of its Note. You should consult your own tax advisor concerning the tax consequences of owning the Notes and whether a purchase of the Notes is advisable in light of the agreed upon tax treatment.

Sinking Fund................  None.

Optional Redemption.........  We may not redeem the Notes before January 28,
                              2007. We may, at any time on or after January 28, 2007, redeem for cash all or a portion of the Notes at their Accreted Value, plus accrued and unpaid interest, if any. Indicative redemption prices are set forth in this prospectus on page 22.

Purchase of the Notes by us
  at the Option of the
  Holder....................  Holders may require us to purchase their Notes on any one of the following dates at the following purchase prices plus accrued and unpaid interest, if any:

                               . on January 28, 2005 at a price of $862.07 per Note;

                               . on January 28, 2007 at a price of $877.25 per Note;

                               . on January 28, 2012 at a price of $916.40 per Note; and

                               . on January 28, 2017 at a price of $957.29 per Note.

                              We will pay cash for all Notes so purchased on January 28, 2005. For such purchases on or after January 28, 2007, we may choose to pay the purchase price for any Notes which we are required to purchase in cash, in shares of our class A common stock valued at their Market Price (as defined herein) or any combination thereof. If we elect to convert the Notes to Cash Pay Notes (as defined herein), the purchase price will be adjusted as described herein.

Optional Conversion to
  Semi-Annual Cash Pay Notes
  upon a Tax Event..........  From and after the occurrence of a Tax Event (as defined herein) at our option, the Notes will cease to accrue original issue discount, and cash interest will accrue on each Note from the date on which we exercise such option at the rate of 0.875% per year on the Restated Principal Amount (i.e., the Accreted Value of the Notes on the later of the date of the Tax Event and the date we exercise such option) and shall be payable semi-annually on the interest payment dates of July 28 and January 28 of each year to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve
                              30-day months and will initially accrue from the Option Exercise Date as defined herein, and thereafter from the last date to which interest has been paid. In such an event, the redemption prices, purchase prices for purchases of Notes at the option of holders and Fundamental Change (as defined herein) purchase prices, as defined herein, will be adjusted as described herein. There will be no changes in a holder's conversion rights in the event the Notes are converted into Cash Pay Notes.

Fundamental Change..........  Upon the occurrence of a Fundamental Change (as defined herein) involving us before January 28, 2007, each holder may require us to purchase all or a portion of such holder's Notes. The purchase price will be equal to the Accreted Value of the Notes on the date of purchase, plus accrued and unpaid interest, if any. We may choose to pay the purchase price for any Notes which holders require us to purchase upon a Fundamental Change in cash, in shares of our class A common stock valued at their Market Price or any combination thereof. See "Description of the Notes--Fundamental Change Permits Holders to Require Us to Repurchase Notes."

Use of Proceeds.............  The selling securityholders will receive all of the proceeds from the sale of the Notes and class A common stock under this prospectus. We will not receive any of the proceeds from the sale by any selling securityholder of Notes or class A common stock underlying the Notes.

Global Securities...........  The Notes have been issued only in book-entry form, which means that they are represented by one or more permanent global securities registered in the name of The Depository Trust Company's (the "Depository's") nominee. The global securities have been deposited with the trustee under the Indenture as custodian for the Depositary.

Trading.....................  The Notes issued in the initial placement are eligible for trading on the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as PORTAL. Notes sold using this prospectus, however, will no longer be eligible for trading in PORTAL. We do not intend to list the Notes on any national securities exchange or automated quotation system. Our class A common stock is traded on the New York Stock Exchange under the symbol "HMA". As of February 28, 2002, there were 240,974,286 shares of our class A common stock outstanding (excluding shares available for issuance under our stock option and incentive plans and shares subject to outstanding options). See "Description of Capital Stock."

Definitions.................  Capitalized terms set forth in this prospectus have the meanings set forth in "Description of the Notes--Certain Definitions" or elsewhere in this prospectus.

                                 RISK FACTORS

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties inherent in the purchase of the Notes or our class A common stock. You should be aware that such statements are projections or estimates as to future events, which may or may not occur. See "Forward-Looking Statements."

   In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding whether an investment in our securities is suitable for you. If any of the adverse events contemplated by these risk factors actually occur, our business, financial condition and results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones we face, and additional risks and uncertainties may also impair our business, financial condition or results of operations.

If we experience a "Fundamental Change", we may be unable to purchase the Notes you hold as required under the Indenture.

   Upon the occurrence of a Fundamental Change (as defined herein), we must make an offer to purchase all of the outstanding Notes. In the event that a Fundamental Change has occurred under the Indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then existing indebtedness. If a Fundamental Change were to occur or we were required to purchase outstanding Notes as described under "Description of the Notes--Purchase of Notes at the Option of the Holder," there can be no assurance that we would have sufficient funds to pay the purchase price for all Notes and the amounts due under the other indebtedness that we may be required to purchase or repay. Failure by us to redeem the Notes when required upon a Fundamental Change will result in an event of default with respect to the Notes. See "Description of the Notes--Fundamental Change Permits Holders to Require Us to Repurchase Notes," and "Description of the Notes--Events of Default."

Investment in the Notes will result in the yearly inclusion in your taxable income of amounts significantly in excess of cash received while the Notes are outstanding.

   We and each holder of the Notes agree in the Indenture to treat the Notes as contingent payment debt instruments subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of the cash you receive on the Notes. The rate at which you will accrue such original issue discount will be comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the Notes have a significantly lower stated yield to maturity. You will recognize taxable income significantly in excess of cash received while the Notes are outstanding. In addition, under the Indenture, you will recognize taxable income upon the conversion of the Notes equal to the difference between the fair market value of the class A common stock received and your basis in the Notes. Gain or loss upon a sale, exchange or conversion will be ordinary income. See "Certain United States Federal Income Tax Considerations."

Absence of existing active public market for the Notes.

   Upon their original issuance, the Notes became eligible for trading on PORTAL. The Notes sold pursuant to this prospectus, however, will no longer be eligible for trading on PORTAL and we do not intend to apply for listing of the Notes on any securities exchange or quotation system. We can not assure you that any active trading market for the Notes will develop or as to the liquidity or sustainability of any such market which does develop, the ability of the holders to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our class A common stock and the market for similar securities.

Your claim against us will be limited if a bankruptcy proceeding against us is commenced.

   If a bankruptcy proceeding against us is commenced, the claim of a holder of Notes is, under Title 11 of the United States Code, limited to the issue price of the Notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

If government programs or managed care companies reduce the payments we receive as reimbursement for our services, our revenues may decline.

   We derive a substantial portion of our net revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on the growth rates of the reimbursement programs and, in some cases, in reduced levels of reimbursement for healthcare services, and additional changes are anticipated. The Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, includes significant reductions in spending levels for the Medicare and Medicaid programs, including:

   .   changes in reimbursement for hospital services; and

   . repeal of the federal payment standard (often referred to as the "Boren Amendment") for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

   The Balanced Budget Refinement Act of 1999 reduced the adverse effects of the Balanced Budget Act of 1997 through a "corridor reimbursement approach," where a percentage of losses under the Medicare outpatient prospective payment system will be reimbursed through December 31, 2003. All of our acute care hospitals qualify for relief under this provision.

   On December 21, 2000, the Medicare, Medicaid and SCHIP Benefits Improvement Act of 2000, known as BIPA, was enacted. BIPA made a number of changes to the Medicare and Medicaid Acts affecting payments to hospitals which total more than $35 billion nationwide and target $2 billion to rural providers over the next six years. Some of the changes made by BIPA that affect our hospitals are as follows: (i) lowering the threshold by which hospitals qualify as rural or small urban disproportionate share hospitals; (ii) decreasing the reductions in payments to disproportionate share hospital that had been mandated by the Balanced Budget Act of 1997 and other Congressional enactments; (iii) increasing the inpatient payments to hospitals; (iv) increasing certain Medicare payments to certain psychiatric hospitals and units; (v) increasing Medicare reimbursement for bad debt; (vi) capping Medicare beneficiary ambulatory service co-payment amounts; and (vii) increasing the categories and items eligible for increased reimbursement to hospitals for certain outpatient services rendered on and after April 1, 2001 including such items as current cancer therapy drugs, biologicals, and certain medical devices. All of our hospitals qualify for some relief under the BIPA provisions. However, the uncertainty and fiscal pressures placed upon the federal government as a result of the September 11, 2001 terrorist attacks in New York and Washington, the War on Terrorism, and any economic recovery stimulus, may affect the availability of federal funds to provide additional relief in the future.

   In addition to changes in government reimbursement programs, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. We are not currently, and do not expect to become, party to any capitation arrangements.

   We expect efforts to impose reduced reimbursements, greater discounts and more stringent cost controls by government and other payors to continue. We believe that additional reductions in the payments we receive for our services could reduce our overall revenues.

If we fail to comply with laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

   The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require hospitals to meet various requirements, including those relating to the adequacy of medical care, billing for services, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid, and other federal and state healthcare programs.

We are subject to federally mandated health information security and privacy requirements that may be costly.

   The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, was enacted on August 21, 1996. The two key elements of HIPAA are accountability and portability. HIPAA contains criminal and civil penalties for violators and expanded the reach of existing fraud and abuse laws to cover private as well as governmental health insurance programs.

   Under HIPAA, portability refers to the legislation's intent to ensure that individuals can take their medical and insurance records with them when they change employers. Accountability refers to the legislation's efforts to ensure privacy and security of patient health information. In addition, HIPAA mandates the adoption of standards for the handling and exchange of electronic health information. HIPAA mandates new security measures, sets standards for electronic signatures, standardizes the method for identifying providers, employers, health plans and patients, and may significantly change the manner in which hospitals communicate with payors and other healthcare providers.

   Although proposed security rules were issued on August 11, 1998, final rules implementing the security and integrity portions HIPAA have yet to be adopted. On April 14, 2001, final rules implementing the privacy portions of HIPAA became effective. The privacy rules give patients greater access to their own medical records and more control over how their personal health information is used and disclosed. The privacy rules address the obligations of healthcare providers to protect health information. Providers, including us, have until April 14, 2003 to comply with the privacy rules requirements. Implementation of the HIPAA mandates is significant and the cost of compliance with HIPAA may have a material adverse effect on our business.

We are subject to uncertainties regarding healthcare reform.

   In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on our business.

Providers in the hospital industry have been the subject of federal and state investigation and we may be subject to such investigation in the future.

   Significant media and public attention has been focused recently on the hospital industry due to ongoing investigations related to certain referral, cost reporting and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of fraud and abuse. Recent initiatives include a focus on hospital billing practices.

   Although we monitor our billing practices and hospital practices to maintain compliance with prevailing industry interpretations of applicable law and believe that our current practices are consistent with current industry practices, government investigations or interpretations inconsistent with industry practices could occur. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been available previously, such as the legality of physician ownership in healthcare facilities in which they perform services and the propriety of including marketing costs in the Medicare cost report of hospital affiliated home health agencies. Some of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, some government investigations that were previously conducted under the civil provisions of federal law are now being conducted as criminal investigations under the healthcare fraud and abuse laws. We cannot predict whether we or other hospital operators will be the subject of future investigations or inquiries.

Our growth strategy depends on acquisitions, and we may not be able to continue to acquire hospitals that meet our target criteria. We may also have difficulties acquiring hospitals from non-profit entities due to regulatory scrutiny.

   A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive, rural, non-urban markets. We face competition for acquisitions primarily from other for-profit healthcare companies and from not-for-profit entities. Some of our competitors could have greater resources than we do. We can neither provide assurances that we will be able to acquire hospitals that meet our target criteria, if at all, on satisfactory terms, nor can we provide a guarantee respecting the number of acquisitions we will make during a period of time.

   Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory uncertainty. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of a transaction in which not-for-profit entities sell a healthcare facility. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

In certain markets, we face competition from other hospitals that provide comparable services.

   In some of the geographical areas in which we operate, there are other hospitals that provide services comparable to those offered by our hospitals, some of which are owned by governmental agencies and supported by tax revenues, and others of which are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to our hospitals. Certain of our competitors may have greater resources than we do, may be better equipped than we are and could offer a broader range of services than we do. Outpatient treatment and diagnostic facilities, outpatient surgical centers and freestanding ambulatory surgical centers also affect the healthcare marketplace. In recent years, competition among healthcare providers for patients has intensified as hospital occupancy rates in the United States have declined due to, among other things, regulatory and technological changes, increasing use of managed care payment systems, cost containment pressures and a shift toward outpatient treatment. There is no assurance that our hospitals will continue to compete effectively in attracting patients under these changing circumstances.

Our success depends upon our ability to recruit and retain physicians at our hospitals.

   In most instances, physicians are not employees of our hospitals. As members of the medical staffs of our hospitals, they may also serve on the medical staffs of hospitals not owned by us. Such physicians may terminate their affiliation with our hospitals at any time. Our future success will depend, in part, on the ability of our hospitals to continue to attract and retain quality physicians. There can be no assurance that our hospitals will continue to be able, on terms favorable to us, to attract physicians to their staffs.

   Additionally, it could be difficult to attract an adequate number of physicians to practice in certain of the rural communities in which our hospitals are located, and the loss of physicians in these communities, or inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals and could affect our profitability. The operations of our hospitals also may be affected by a shortage of nurses and other healthcare professionals.

Our use of debt financing to fund acquisitions will increase our leverage and we cannot be certain that additional financing will be available when needed.

   We require substantial capital resources to fund our acquisitions. The operations of our existing hospitals also require ongoing capital expenditures for renovation, expansion and the addition of medical equipment and technology utilized in the hospitals. We may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund acquisitions or capital expenditures. We cannot assure you that sufficient financing will be available to us on satisfactory terms or that our level of indebtedness may not restrict our ability to borrow additional funds.

Fluctuations in the price of our class A common stock may affect the price of the Notes.

   Because the Notes may become convertible into shares of our class A common stock, fluctuations in the price of class A common stock may affect the price of the Notes. The market prices for our class A common stock and for securities of other companies engaged primarily in healthcare services are subject to wide fluctuations. For example, the prices of our class A common stock, as reported by the New York Stock Exchange, fluctuated between $17.95 per share and $22.22 per share during the quarter ended September 30, 2001, and between $17.44 per share and $21.00 per share in the quarter ended December 31, 2001. The price of our class A common stock may continue to fluctuate due to a variety of factors, including:

   .   Future issuances of shares of our class A common stock;

   .   Material public announcements;

   .   Regulatory approvals or regulatory issues;

   . Political developments or proposed legislation in the healthcare industry;

   .   Period to period fluctuations in our financial results; and

   .   Market trends relating to our industry.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                                Three Months
                                             Fiscal Year           Ended
                                       ------------------------ December 31,
                                       1997 1998 1999 2000 2001     2001
                                       ---- ---- ---- ---- ---- ------------
    Ratio of earnings to fixed charges 16.1 15.4 11.5 7.6  10.6     12.2

   We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest, amortization of deferred financing costs, amortization of debt premium/discount and an estimate of the interest within rental expense.

                                USE OF PROCEEDS

   All of the Notes and the underlying shares of our class A common stock issuable upon conversion of the Notes are being sold under this prospectus by the selling securityholders or by their pledgees, donees, transferors or other successors in interest. We will not receive any proceeds from any such sales.

                                DIVIDEND POLICY

   We have historically not paid cash dividends on our capital stock. We may pay cash dividends on our class A common stock in the future.

                                CAPITALIZATION

   The following table sets forth our consolidated long-term debt and capitalization as of December 31, 2001 and as adjusted to give effect to the issuance and sale by us of the Notes.

   The following table should be read in conjunction with our consolidated financial statements, the related notes and other financial information included herein or incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                                                             As of December 31, 2001
                                                                        --------------------------------
                                                                            Actual         As Adjusted
                                                                          ----------     -----------
                                                                        (in thousands, except share data
                                                                                   (unaudited)
Long-term debt (including current maturities):
   Zero-Coupon Convertible Senior Subordinated Notes
     Due 2022.......................................................... $       --       $  277,127
   Convertible Senior Subordinated Debentures due 2020.................    298,022          298,022
   Notes and mortgages payable.........................................     59,733           24,733
   Revolving credit agreements.........................................    215,000               --
   Capital leases......................................................     29,025           29,025
   Industrial revenue bond issue.......................................      5,580            5,580
                                                                          ----------     ----------
       Total long term debt............................................    607,360          634,487
                                                                          ----------     ----------
Stockholders' Equity:
   Preferred stock, $.01 par value, 5,000,000 shares authorized........         --               --
   Class A common stock, $.01 par value, 750,000,000 shares authorized.      2,574            2,574
   Additional paid-in capital..........................................    340,201          340,201
   Retained earnings...................................................  1,075,613        1,075,613
                                                                          ----------     ----------
   Less treasury stock, 17,096,300 at December 31, 2001, at cost.......   (200,574)        (200,574)
                                                                          ----------     ----------
       Total stockholders' equity...................................... $1,217,814       $1,217,814
                                                                          ----------     ----------

                      PRICE RANGE OF CLASS A COMMON STOCK

   Our class A common stock is traded on the New York Stock Exchange under the symbol "HMA". The following table shows the high and low per share prices of our class A common stock for the periods indicated as reported by the New York Stock Exchange:

                                                                  High   Low
                                                                 ------ ------
Fiscal year ended September 30, 1999
   First Quarter................................................ $23.50 $16.00
   Second Quarter...............................................  21.63  10.19
   Third Quarter................................................  17.31  10.44
   Fourth Quarter...............................................  12.25   7.25
Fiscal year ended September 30, 2000
   First Quarter................................................  13.50   7.00
   Second Quarter...............................................  18.25   9.63
   Third Quarter................................................  16.56  11.25
   Fourth Quarter...............................................  21.13  12.75
Fiscal Year ended September 30, 2001
   First Quarter................................................  22.75  17.69
   Second Quarter...............................................  20.56  13.42
   Third Quarter................................................  21.14  15.00
   Fourth Quarter...............................................  22.22  17.95
Fiscal Year ending September 30, 2002
   First Quarter................................................  21.00  17.44
   Second Quarter...............................................  21.00  17.00
   Third Quarter (through April 5, 2002)........................  21.26  20.28

   The last reported price for our class A common stock, as reported on the New York Stock Exchange on April 5, 2002, was $21.18 per share.

   As of December 31, 2001, there were approximately 1,600 direct holders of our shares of class A common stock.

                             DESCRIPTION OF NOTES

   The Notes were issued under an Indenture dated as of January 28, 2002, between us and First Union National Bank, as trustee (the "Indenture"). The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

   The summary in this prospectus of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the Indenture and the Notes. The form of Indenture and Notes is available as set forth under "Where You Can Find More Information."

   Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

   The Notes:

   . are our general unsecured obligations and rank senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes, and are pari passu in right of payment with all our existing and future unsecured indebtedness that is not so subordinated (including our Convertible Senior Subordinated Debentures due 2020);

   .   are limited to $330,000,000 aggregate principal amount at maturity; and

   .   will mature on January 28, 2022.

   As used herein, "Note" means a Note having, upon issuance, a principal amount at maturity of $1,000. Except under circumstances described under "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event" and "--Contingent Interest," we will not pay cash interest on the Notes; rather the Notes will accrete to a principal amount of $1,000 per Note upon maturity, representing a yield to maturity of 0.875% per annum, excluding any contingent interest.

   The Notes are redeemable prior to maturity on or after January 28, 2007, as described below under "--Optional Redemption," and do not have the benefit of a sinking fund. Principal of the Notes will be payable, and the transfer of Notes will be registrable, at the office of the trustee.

   The Notes were originally offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the Notes. Each Note of $1,000 principal amount at maturity was issued at an issue price of $839.78. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 6.22% under the contingent payment debt regulations of the Internal Revenue Code while the Notes remain outstanding. The issue date for the Notes and the commencement date for the accrual of original issue discount was January 28, 2002. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Accrual of Interest on the Notes."

   The Notes were issued only in registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes are represented by one or more global securities registered in the name of a nominee of the Depositary. See "--Book Entry, Delivery and Form."

Ranking

   The Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future indebtedness that is not, by its terms, expressly subordinated or pari passu in right of payment to the Notes. The Notes are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the Indenture), including our revolving credit facility, and pari passu to our Convertible Senior Subordinated Debentures due 2020.

Conversion Rights

   Holders may convert Notes, in multiples of $1,000 principal amount at maturity, into shares of our class A common stock at any time prior to the close of business on January 28, 2022, if the average Sale Price of our class A common stock for 20 of the 30 trading days immediately prior to the conversion date is equal to or greater than 120% of the Accreted Value as of such date of conversion, divided by the conversion rate.

   Holders may also convert Notes into our class A common stock, regardless of the Sale Price of our class A common stock, in multiples of $1,000 principal amount at maturity, if any of the following three conditions applies.

   Change in credit ratings. Holders may convert Notes into our class A common stock at any time if the credit ratings assigned to the Notes by Moody's Investor Services, Inc. and Standard & Poor's Ratings Group are Ba1 and BB+, respectively, or lower, the Notes are no longer rated by these two ratings services or ratings are suspended by both ratings services.

   Redemption of Notes. If we redeem the Notes, holders may convert Notes into our class A common stock at any time prior to the close of business on the business day prior to the redemption date.

   Occurrence of specified corporate transactions.   Holders may convert Notes
into our class A common stock at any time if we elect to:

      (1) become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities), in which case a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction;

      (2) distribute to all holders of our class A common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the Sale Price of our class A common stock on the day preceding the declaration date for such distribution; or

      (3) distribute to all holders of our class A common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, our class A common stock at less than the Sale Price at the time of such distribution.

   In the case of clause (2) or (3) above, we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

   Notes for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the Notes may be converted only if such notice is withdrawn in accordance with the Indenture.

   The initial conversion rate is 32.1644 shares of our class A common stock per Note subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid interest, if any.

   In lieu of issuing fractional shares of our class A common stock, we will pay an amount of cash based on the Sale Price of our class A common stock on the trading day immediately preceding the conversion date. On conversion of Notes, a holder will not receive any cash payment representing accrued original issue discount or accrued and unpaid interest, if any. Our delivery to the holder of the fixed number of shares of our class A common stock into which such holder's Notes are convertible, together with any cash payment for fractional shares, will be deemed:

   . to satisfy our obligation to pay the principal amount at maturity of the Notes;

   . to satisfy any obligation to pay the increase in Accreted Value from the issue date through the conversion date; and

   .   to satisfy any obligation to pay accrued and unpaid interest, if any.

   As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

   A certificate for the number of full shares of our class A common stock into which any Notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

   The conversion rate will be adjusted for:

   . dividends or distributions on our class A common stock payable in our class A common stock or our other capital stock;

   . subdivisions, combinations or certain reclassifications of our class A common stock;

   . distributions to all holders of our class A common stock of certain rights to purchase our class A common stock for a period expiring within 60 days at less than the Sale Price at the time; and

   . distributions to all holders of our class A common stock of our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the Market Price on the day preceding the declaration of such distribution (aggregating distributions on an annual basis).

   No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of class A common stock or any securities convertible into or exchangeable for class A common stock or carrying the right to purchase any of the foregoing.

   No adjustment need be made if holders may participate in the transaction that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the Sale Price of our class A common stock, or (b) such Sale Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder's Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution. The Indenture permits us to increase the conversion rate from time to time.

   If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert Notes into class A common stock may be changed into a right to convert into the kind and amount of securities, cash or other assets of ours or of another person's which the holder would have received if the holder had converted Notes immediately prior to the transaction.

   Holders of the Notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of:

   . a taxable distribution to holders of our class A common stock which results in an adjustment of the conversion rate; or

   .   an increase in the conversion rate at our discretion.

   If we exercise our option to have cash interest accrue on the Notes following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of our class A common stock or other property that the holder would have received if we had not exercised this option.

   If we exercise our option to have cash interest accrue on the Notes following a Tax Event or are required to pay contingent interest, Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for Notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the Notes. See "--Contingent Interest" and "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

Contingent Interest

   Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, commencing with the six-month period beginning January 28, 2007, if the average (the "Average Note Price") of the Note Prices for the Applicable Five Trading Day Period equals 120% or more of the Accreted Value of such Notes on the day immediately preceding the relevant six-month period. See "--Optional Redemption" for a listing of the Accreted Value at specified dates. We will pay contingent interest only in cash. "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding the relevant six-month period, unless we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding such record date.

   The amount of contingent interest payable per Note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our class A common stock during that six-month period multiplied by the number of shares of our class A common stock issuable upon conversion of Notes at the then applicable conversion rate or (2) 0.125% of the average Note Price for the Applicable Five Trading Day Period.

   Contingent interest, if any, will accrue and be payable to holders of Notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. For United States federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 6.22% under the contingent debt payment regulations of the Internal Revenue Code, subject to adjustment for actual payments of contingent interest. See "Certain United States Federal Income Tax Considerations--United States Holders--Accrual of Interest on the Notes."

   "Cash dividends" means all cash dividends on our class A common stock (whether regular, periodic, extraordinary, special, nonrecurring or otherwise) as declared by our board of directors.

   The "Note Price" on any date of determination means the average of the secondary market bid quotations per Note obtained by the bid solicitation agent for $5 million principal amount at maturity of Notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

   . at least three such bids are not obtained by the bid solicitation agent, or

   . in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes,

then the Note Price will equal (a) the then applicable conversion rate of the Notes multiplied by (b) the average Sale Price of our class A common stock on the five trading days ending on such determination date.

   The bid solicitation agent is the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent solicits bids from securities dealers that are believed by us to be willing to bid for the Notes.

   Upon determination that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our corporate web site or such other reasonable media as we reasonably determine.

Optional Redemption

   No sinking fund is provided for the Notes. Beginning on January 28, 2007, at our option we may redeem the Notes for cash at any time as a whole, or from time to time in part, at a price (the "redemption price") equal to the Accreted Value, plus accrued and unpaid interest, if any. If converted to semi-annual cash pay Notes ("Cash Pay Notes") following the occurrence of a Tax Event, the Notes will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the Notes be redeemed prior to January 28, 2007. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event." We will give holders not less than 30-days' nor more than 60-days' notice of redemption.

   The table below shows what the Accreted Value of a Note would be on January 28, 2007, and at specified dates thereafter prior to maturity and at maturity on January 28, 2022. The Accreted Value, in dollars, of a Note redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

                                                        Increase in
                                                         Accreted
                                                Issue    Value at   Redemption
                                              Price (1)  0.875%(2)  Price (1+2)
                                              --------- ----------- -----------
 January 28, 2007............................  $839.78    $ 37.47    $  877.25
 January 28, 2008............................   839.78      45.16       884.94
 January 28, 2009............................   839.78      52.93       892.71
 January 28, 2010............................   839.78      60.75       900.53
 January 28, 2011............................   839.78      68.65       908.43
 January 28, 2012............................   839.78      76.62       916.40
 January 28, 2013............................   839.78      84.65       924.43
 January 28, 2014............................   839.78      92.76       932.54
 January 28, 2015............................   839.78     100.94       940.72
 January 28, 2016............................   839.78     109.19       948.97
 January 28, 2017............................   839.78     117.51       957.29
 January 28, 2018............................   839.78     125.90       965.68
 January 28, 2019............................   839.78     134.37       974.15
 January 28, 2020............................   839.78     142.91       982.69
 January 28, 2021............................   839.78     151.53       991.31
 January 28, 2022............................  $839.78    $160.22    $1,000.00

   If less than all of the outstanding Notes are to be redeemed, the trustee shall select the Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and the holder converts a portion of the Notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

   On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding Notes for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their Notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

   The purchase price of a Note (in each case, plus accrued and unpaid interest, if any) will be:

   .   $862.07 per Note on January 28, 2005;

   .   $877.25 per Note on January 28, 2007;

   .   $916.40 per Note on January 28, 2012; and

   .   $957.29 per Note on January 28, 2017.

   The foregoing dollar amounts equal the Accreted Value on the respective purchase dates.

   If prior to a purchase date the Notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

   We will pay cash for all Notes purchased pursuant to the option described above on January 28, 2005. For such purchases on or after January 28, 2007, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in shares of our class A common stock, as long as our class A common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. For purchases on or after January 28, 2007, if we elect to pay the purchase price, in whole or in part, in shares of class A common stock, the number of shares of class A common stock to be delivered by us will be equal to the portion of the purchase price to be paid in class A common stock divided by the Market Price of a share of our class A common stock.

   We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things:

   . for purchases on or after January 28, 2007, whether we will pay the purchase price of Notes in cash, class A common stock or a combination thereof, specifying the percentages of each;

   . for purchases on or after January 28, 2007, if we elect to pay in class A common stock, the method of calculating the Market Price of the class A common stock; and

   . the procedures that holders must follow to require us to purchase their Notes.

   The purchase notice given by each holder electing to require us to purchase Notes shall state:

   . if certificated, the certificate numbers of the holder's Notes to be delivered for purchase;

   . the portion of the principal amount at maturity of Notes to be purchased, which must be $1,000 or an integral multiple thereof;

   . for purchases on or after January 28, 2007, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in class A common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the purchase price in class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice; and

   . that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

   For purchases on or after January 28, 2007, if the holder fails to indicate the holder's choice with respect to the election described in the third bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Notes subject to the repurchase notice in these circumstances.

   Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

   The notice of withdrawal shall state:

   .   the principal amount at maturity being withdrawn;

   .   if certificated, the certificate numbers of the Notes being withdrawn;
       and

   . the principal amount at maturity of the Notes that remain subject to the purchase notice, if any.

   In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

   . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

   .   file Schedule TO or any other required schedule under the Exchange Act.

   Payment of the purchase price for Notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Notes, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Notes will be made promptly following the later of the purchase date or the time of delivery of the Notes.

   Because the Market Price of the class A common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the class A common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in class A common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

   Our right to purchase Notes, in whole or in part, with class A common stock for purchases on or after January 28, 2007, is subject to our satisfying various conditions, including:

   . the registration of the class A common stock under the Securities Act and the Exchange Act, if required; and

   . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

   If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes owned by such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the first sentence of this paragraph.

   If the paying agent holds money or securities sufficient to pay the purchase price of a Note on the business day following the purchase date in accordance with the terms of the Indenture, then, immediately after the purchase date, the Note will cease to be outstanding and will cease to accrete original issue discount, whether or not the Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Note.

   Our ability to purchase Notes may be limited by the terms of our then existing indebtedness or financing agreements.

   No Notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such Notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

   If a Fundamental Change occurs at any time prior to January 28, 2007, each holder will have the right, at the holder's option, to require us to purchase any or all of the holder's Notes. The Notes may be purchased in integral multiples of $1,000 principal amount at maturity. We will purchase the Notes at a price equal to the Accreted Value of the Notes on the purchase date plus accrued and unpaid interest, if any. See the table under "--Optional Redemption." If, prior to the purchase date, we elect to convert the Notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event." If a Fundamental Change occurs on or after January 28, 2007, no holder will have a right to require us to purchase any Notes, except as described above under "--Purchase of Notes at the Option of the Holders."

   We may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in shares of our class A common stock, as long as our class A common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. If we elect to pay the purchase price, in whole or in part, in shares of class A common stock, the number of shares of class A common stock to be delivered by us will be equal to the portion of the purchase price to be paid in class A common stock divided by the Market Price of one share of our class A common stock.

   A "Fundamental Change" will be deemed to have occurred at such time after the original issuance of the Notes as any of the following occurs:

      (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans) files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that such person or group has become the direct or indirect ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of our Common Equity (as defined herein) representing more than 50% of the voting power of our Common Equity;

      (2) consummation of any share exchange, consolidation or merger pursuant to which our class A common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of more than 50% of all classes of our Common Equity (as defined herein) immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change; or

      (3) Continuing Directors (as defined herein) cease to constitute at least a majority of our board of directors.

   A Fundamental Change will not be deemed to have occurred, however, if either:

      (I) the Sale Price of our class A common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, shall equal or exceed 105% of the Accreted Value as of such date, divided by the conversion rate, or

      (II) at least 90% of the consideration in the transaction or transactions constituting the Fundamental Change consists of shares of class A common stock traded on a national securities exchange or quoted on the NASDAQ Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as "publicly traded securities") and as a result of such transaction or transactions the Notes become convertible into such publicly traded securities (excluding cash payments for fractional shares).

   On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the Notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

   . whether we will pay the purchase price of Notes in cash, class A common stock or a combination thereof, specifying the percentages of each;

   . if we elect to pay in class A common stock, the method of calculating the Market Price of the class A common stock; and

   . the procedures that holders must follow to require us to purchase their Notes.

   To exercise the purchase right, holders of Notes must deliver, on or before the 35/th day after the date of our notice of a Fundamental Change, subject to extension to apply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Option to Elect Purchase Upon a Fundamental Change" on the reverse side of the Notes duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase Notes shall state: /

   . if certificated, the certificate numbers of the holder's Notes to be delivered for purchase;

   . the portion of the principal amount at maturity of Notes to be purchased, which must be $1,000 or an integral multiple thereof;

   . in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in class A common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the purchase price in class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice; provided, however, that if the holder fails to indicate a choice with respect to the election described in this bullet point, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Notes subject to the repurchase notice in these circumstances; and

   . that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

   Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

   .   the principal amount at maturity being withdrawn;

   .   if certificated, the certificate numbers of the Notes being withdrawn;
       and

   . the principal amount at maturity of the Notes that remain subject to the purchase notice, if any.

   We will be required to purchase the Notes no later than 35 business days after the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law.

   In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

   . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act; and

   .   file Schedule TO or any other required schedule under the Exchange Act.

   The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

   The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

   No Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of all such Notes.

   Because the Market Price of the class A common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the class A common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in class A common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

   Our right to purchase Notes, in whole or in part, with class A common stock is subject to our satisfying various conditions, including:

   . the registration of the class A common stock under the Securities Act and the Exchange Act, if required; and

   . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

   If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the first sentence of this paragraph.

Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event

   From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest in lieu of future original issue discount accrue on all, and not less than all of, the Notes at the rate of 0.875% per year. If we exercise this option to pay cash interest, the principal amount of each Note will be restated (the "Restated Principal Amount") and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

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

   Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of January 28 and July 28 of each year to holders of record at the close of business on January 5 or July 5 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. If we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the Notes will be adjusted. However, there will be no change in the holder's conversion rights.

   A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

      (1) any amendment to, or change in (including any announced proposed change in), the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

      (2) any official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

in each case which amendment or change is enacted, promulgated, issued or announced or which proposed change, pronouncement, action or decision is issued or announced, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including interest calculated at the "comparable yield," original issue discount or contingent interest, if any) in respect of the Notes either:

   .   would not be deductible on a current accrual basis, or

   .   would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

   The modification of the terms of the Notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the Notes with respect to the semi-annual payments of interest due on the Notes after the Option Exercise Date.

Events of Default

   Each of the following constitutes an event of default under the Indenture:

   . default in payment of the principal amount at maturity (or if the Notes have been converted to Cash Pay Notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change purchase price with respect to any Notes when such amount becomes due and payable;

   . if additional amounts are owing due to a breach of the registration rights agreement, contingent interest is payable or the Notes have been converted to Cash Pay Notes following a Tax Event, the failure to pay such additional amounts or interest due within 30 days of the due date;

   . a failure to comply with any of our other agreements contained in the Indenture for a period of 60 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the Notes;

   . the occurrence of an event of default within the meaning of another mortgage, indenture or debt, instrument under which there may be issued any of our indebtedness, other than the Notes, in an amount in excess of $25,000,000 and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and provided we have not cured the default in payment or the acceleration is not rescinded or annulled in each case within 10 days after written notice to us from trustee or to us and to the trustee from the holders of at

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

       least 25% in principal amount at maturity of the Notes; provided, however, that if, prior to a declaration of acceleration of the maturity of the Notes or the entry of judgment in favor of the trustee in a suit pursuant to the Indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

   . certain events of bankruptcy, insolvency or reorganization with respect to us and our subsidiaries.

   Unless included within the matters described above, no event of default with respect to a series of our debt securities other than the Notes, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to the Notes.

   In general, the Indenture obligates the trustee to give notice of a default with respect to the Notes to the holders of those Notes. The trustee may withhold notice of any default, except a default in payment on any Notes, if the trustee determines it is in the best interest of the holders of the Notes to do so.

   If there is a continuing event of default, the trustee or the holders of at least 25% in principal amount at maturity of the Notes may require us to repay immediately the issue price of the Notes plus the original issue discount on the Notes accrued through the date of such declaration (or, if the Notes have been converted to Cash Pay Notes, the Restated Principal Amount plus accrued and unpaid interest) on all Notes. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us (but not our subsidiaries), the issue price of the Notes plus the original issue discount on the Notes accrued through the date of such declaration on all Notes will become immediately payable without any act on the part of the trustee or any holder of Notes. Subject to certain conditions, the holders of a majority in principal amount at maturity of the Notes may rescind our obligation to accelerate repayment and may waive past defaults, except (1) a default described in the first or second bullet point above, (2) a default with respect to a provision of the Indenture which cannot be amended without the consent of each holder affected by the amendment or (3) a default which constitutes a failure to convert any Notes in accordance with its terms and the terms of the Indenture.

   Under the terms of the Indenture, the trustee may refuse to enforce the Indenture or the Notes unless it first receives satisfactory security or indemnity from the holders of Notes. Subject to limitations specified in the Indenture, the holders of a majority in principal amount at maturity of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   No holder of Notes has any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy under the Indenture unless:

   . the holder has previously given to the trustee written notice of a continuing event of default with respect to the Notes, and

   . the holders of at least 25% in principal amount at maturity of the Notes have made written request, and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the Notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

   Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of and interest and premium, if any, on the Notes on or after the due dates expressed in the Notes and to institute suit for the enforcement of any such payment.

   We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

   The Indenture permits us and the trustee to amend the Indenture without the consent of the holders of Notes:

   . to evidence the succession of another corporation and the assumption of our covenants under the Indenture and the Notes;

   . to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding Notes;

   .   to cure any ambiguity, defect or inconsistency; and

   .   for other purposes as described in the Indenture.

   The Indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount at maturity of the Notes voting as a class, to add any provisions to or change or eliminate any of the provisions of the Indenture or to modify the rights of the holders of Notes, provided, however, that, without the consent of the holder of each of the Notes so affected, no such amendment may:

   . reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any Notes;

   . reduce the redemption price, purchase price or Fundamental Change purchase price of any Notes;

   .   make any change that adversely affects the right to convert any Notes;

   . except as otherwise provided herein and in the Indenture, alter the manner or rate of accrual of original issue discount or interest on any Notes, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any Notes;

   .   reduce the amount of principal payable upon acceleration of maturity;

   . change the place of payment where, or the currency or currency unit in which, the Notes are payable;

   . reduce the percentage in principal amount at maturity of affected Notes the consent of whose holders is required for amendment of the Indenture or for waiver of compliance with some provisions of the Indenture or for waiver of some defaults;

   . change our obligation with respect to the redemption provisions of the Indenture in a manner adverse to the holder; or

   . modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the Indenture except to increase the percentage required for consent or to provide that some other provisions of the Indenture may not be modified or waived.

   The holders of a majority in principal amount at maturity of the outstanding Notes may waive compliance by us with certain restrictive provisions of the Indenture and may also waive certain past defaults under the Indenture. See "--Events of Default."

Consolidation, Merger and Sale of Assets

   We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

   . we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the Notes and the Indenture; and

   . immediately after giving effect to the transaction, there is no default and no event of default under the Indenture.

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

   If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the Indenture, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the Notes.

   Although such transactions are permitted under the Indenture, certain of the foregoing transactions occurring on or prior to January 28, 2007 could constitute a Fundamental Change (as defined herein), permitting each holder to require us to purchase the Notes of such holder as described above.

Discharge of the Indenture

   We may satisfy and discharge our obligations under the Indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of class A common stock (as applicable under the terms of the Indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Limitation of Claims in Bankruptcy

   If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a Note is, under Title 11 of the United States Code, limited to the issue price of the Note plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Regarding the Trustee

   The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and provisions of the Trust Indenture Act of 1939, as amended, that will be incorporated by reference therein upon the effectiveness of the registration statement of which this prospectus is a part contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Calculations in Respect of Notes

   We or our agents are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market prices of the Notes and of the class A common stock and amounts of interest and contingent interest, if any, on the Notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture, a copy of which is incorporated by reference into the registration statement of which this prospectus is a part, for the full definition of all terms used in the Indenture.

   "Accreted Value" means, at any date of determination, (1) prior to such time as the Notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each Note and (y) the portion of the excess of the principal amount of each Note over such initial offering price which shall have been amortized by us in accordance with generally accepted accounting principles through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each January 28 and July 28 at the rate of 0.875% per annum from the issue date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the Notes are converted to Cash Pay Notes, the Restated Principal Amount.

   "Class A common stock" means our class A common stock, par value $0.01 per share, as it exists on the date of the Indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of us and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

   "Common Equity" of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or
(2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

   "Continuing Director" means a director who either was a member of our board of directors on the date of this prospectus or who becomes a director of ours subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

   The "Market Price" as of any date means the average of the Sale Prices of our class A common stock for the five trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading-day period and ending on such date, of certain events with respect to our class A common stock that would result in an adjustment of the conversion rate.

   The "Sale Price" of our class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our class A common stock is traded or, if our class A common stock is not listed on a United States national or regional securities exchange, as reported on the NASDAQ Stock Market.

Book Entry, Delivery and Form

   The Notes are evidenced as fully registered global notes (the "Global Notes"). The Global Notes were deposited on or about their issue date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Notes Holder"). Upon resale of the Notes in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the Global Notes will be transferred from one or more restricted global securities to one or more unrestricted global securities. Owners of beneficial interests in the Notes represented by the Global Notes will hold their interests pursuant to the procedures and practices of the

Depository. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by the Depository and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the Notes, in accordance with the procedures and practices of the Depository.

   The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   So long as the Global Notes Holder is the registered owner of any Notes, the Global Notes Holder will be considered the sole owner or holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes are not entitled to have Notes registered in their names, may not receive or be entitled to receive physical delivery of Notes in definitive form, and may not be considered the holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited.

   Neither we, the trustee, the paying agent nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

   Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Notes Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Notes Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

   We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or Indirect Participants.

   As long as the Notes are represented by one or more Global Notes, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Purchase of Notes at the Option of the Holder," and "Fundamental Change Permits Holders to Require Us to Purchase Notes." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to purchase or conversion with respect to particular Notes, the beneficial owner of such Notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Notes to notify the Depositary of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each, beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in Notes in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

   If the Depository is at any time unwilling to continue in its role as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue definitive Notes in exchange for the Global Notes.

Same-Day Settlement and Payment

   The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder.

Transfer and Exchange

   A holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Notes registrar is not required to transfer or exchange any Notes selected for redemption. Also, the Notes registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of the Notes to be redeemed.

   The registered holder of a Note will be treated as the owner of it for all purposes.

Governing Law

   The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

   The trustee under the Indenture, First Union National Bank, N.A., is also the trustee under another indenture relating to certain of our outstanding indebtedness. The trustee and its affiliates have performed banking, investment banking, custodial and advisory services for us from time to time for which it and they have received customary fees and expenses. The trustee is also a participating lender under our revolving credit facility. In addition, an affiliate of the trustee was an initial purchaser of the Notes in the January 2002 private placement and received discounts in connection with its participation as an initial purchaser.

Other Relationships

   Some of the initial purchasers and selling securityholders, and their respective affiliates, have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under, and acts as the agent for, our revolving credit facility and received a portion of the net proceeds of this offering. Kenneth D. Lewis, president and chief operating officer of Bank of America Corporation, an affiliate of Banc of America Securities LLC, is a member of our board of directors.

                              REGISTRATION RIGHTS

   We entered into a registration rights agreement with the initial purchasers of the Notes. If you sell Notes or class A common stock issued upon conversion of the Notes under this prospectus and the registration statement of which it is a part, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

   In the registration rights agreement, we agreed to file a registration statement that includes this prospectus with the SEC by April 29, 2002. We agreed to use reasonable efforts to cause such registration statement to become effective as promptly as practicable, but by June 27, 2002. Under the registration rights agreement, we are obligated to use reasonable efforts to keep such registration statement effective until the earlier of: (i) two years from the date on which it is declared effective by the SEC; (ii) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus; and (iii) the date on which all outstanding securities held by non-affiliates of ours may be resold without registration under the Securities Act pursuant to Rule 144(k) under such Act. We may suspend the use of this prospectus under limited circumstances, including pending corporate developments or public filings with the SEC, for a period not to exceed 45 days in any 3-month period and 90 days in any 12-month period. We also agreed to pay liquidated damages to holders of Notes and shares of class A common stock issued upon conversion of the Notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages. The registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 750,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of February 28, 2002, 240,974,286 shares of our class A common stock were outstanding and no shares of Preferred Stock were issued or outstanding. As of February 28, 2002, 14,612,000 shares of our class A common stock were reserved for issuance under outstanding employee and non-employee director stock options.

Common Stock

   Under our certificate of incorporation and bylaws, holders of our class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. A plurality of the votes cast is needed to elect directors. A majority of votes cast is needed to take any other action, except as otherwise provided by law. Our board of directors is not classified and class A common stockholders do not have cumulative voting rights.

   Without the affirmative vote of 70% of the holders of the shares of our class A common stock, we cannot consolidate or merge with any other entity or sell, lease, exchange or transfer all or substantially all of our assets.

   Additionally, subject to preferences that may be applicable to our preferred stock, the holders of our class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. In case we are liquidated, dissolved or wound up, the holders of our class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after we pay off all of our liabilities. Holders of our class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our class A common stock. The rights, preferences and privileges of our class A common stock are subject to the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Preferred Stock

   Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to authorize and issue shares of preferred stock in one or more series. Our board of directors may fix the number of shares as well as the rights, preferences, powers and restrictions of any series of preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our class A common stock. Such issuance may also have the effect of delaying, deferring or preventing a third party from taking control away from our present management.

Transfer Agent and Registrar

   The transfer agent and registrar for our class A common stock is First Union National Bank, which also serves as trustee pursuant to the Indenture. See "Description of Notes--Information Concerning the Trustee."

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is intended to be a general summary of some of the United States federal income tax consequences of the ownership and disposition of Notes and our class A common stock into which the Notes may be converted. Due to the complexity of the tax laws of the United States and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders, and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of the ownership and disposition of Notes and class A common stock into which the Notes may be converted under the laws of any federal, state, local or other taxing jurisdiction.

   This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding Notes or class A common stock. Moreover, this summary deals only with purchasers who hold Notes or class A common stock into which Notes have been converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding Notes as a position in a "straddle," "hedge," "conversion transaction," "constructive sale" or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of our voting power, or U.S. holders, as defined below, whose functional currency is not the U.S. Dollar. Further, this discussion does not address the consequences under United States alternative minimum tax rules, United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders), the laws of any U.S. state or locality, or any foreign tax laws.

   Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of ownership and disposition of the Notes and class A common stock into which the Notes may be converted, under the U.S. federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

   As used herein, the term "U.S. holder" means a beneficial owner of Notes or class A common stock into which Notes have been converted that is, for United States federal income tax purposes:

   .   a citizen or individual resident of the United States;

   . a corporation, or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

   . an estate, the income of which is subject to United States federal income tax regardless of its source; or

   . a trust if, in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

   As used herein, the term "non-U.S. holder" means a beneficial owner, other than a partnership, of Notes or class A common stock into which Notes have been converted that is not a U.S. holder for United States federal income tax purposes.

   If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of Notes or class A common stock into which Notes have been converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Notes and class A common stock into which Notes have been converted.

Classification of the Notes

   We will treat the Notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments ("CPDI") for U.S. federal income tax purposes. Pursuant to the terms of the Indenture, we and each holder of the Notes must, for United States federal income tax purposes, treat the Notes in such a manner and each holder is bound by our application of those regulations to the Notes, including our determination of the rate at which interest will be deemed to accrue on the Notes for United States federal income tax purposes. The remainder of this discussion assumes that the Notes will be treated in accordance with that agreement and our determinations. However, the proper United States federal income tax treatment of a holder of a Note is uncertain in various respects, and no assurance can be given that the IRS will not assert that the Notes should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in Notes. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain or loss upon a taxable disposition of its Notes. The remainder of this summary assumes that the Notes will be treated as indebtedness subject to the Treasury regulations governing CPDIs.

U.S. Holders

  Accrual of Interest on the Notes

   Under the rules governing CPDIs, a United States person generally will be required to accrue interest income on the Notes, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the Notes and in excess of any interest payments actually received in that year.

   The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

      (1) the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the actual period; and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

      (2) divided by the number of days in the accrual period; and

      (3) multiplied by the number of days during the accrual period that the U.S. holder held the Notes.

   A Note's issue price is the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the Notes.

   Under the rules governing contingent payment debt obligations, we are required to establish the "comparable yield," and we have determined that the comparable yield for the Notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. Accordingly, we have determined the comparable yield to be 6.22% compounded semi-annually.

   We are required to provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Notes. This schedule must produce the comparable yield. The projected payment schedule for the Notes includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to the address set forth under "Where You Can Find More Information."

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

   Under the Indenture, each U.S. holder for United States federal income tax purposes is required to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the Notes.

   THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NOTES.

   Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

  Adjustments to Interest Accruals on the Notes

   If, by reason of a resetting of the yield to maturity on the Notes, a U.S. holder is to receive payments with respect to the Notes that exceed the total amount of projected payments for the related period, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net positive adjustment will equal the excess of the present value of the payments for the reset period over the present value of the projected payments for that period (determined without taking into account adjustments for payments made after all remaining contingent payments on the Notes become fixed), discounting at the comparable yield. Any such adjustment will be treated as additional interest in the tax year to which it relates. Conversely, if by reason of a resetting of the yield to maturity on the Notes, a U.S. holder is to receive payments with respect to the Notes for a reset period that are less than the total amount of projected payments for the related period, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net negative adjustment will equal the present value of the projected payments in excess of the present value of the redetermined payments (determined without taking into account adjustments for payments made after all remaining contingent payments on the Notes become fixed), discounting at the comparable yield. Any such adjustment will (a) reduce the U.S. holder's interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the Notes during the prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. The CPDI regulations require that adjustments for payments made after all remaining contingent payments on the Notes become fixed be taken into account in a reasonable manner over the relevant period as an additional net positive or negative adjustment as the case may be.

  Purchase for Premium or Discount

   If a U.S. holder purchases a debenture at a premium or discount to the Note's adjusted issue price at the time of purchase, the U.S. holder must reasonably allocate any differences between the adjusted issue price of the payments over the remaining term of the note. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payments is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

  Sale, Exchange, Conversion or Redemption

   Generally, the sale, exchange, redemption or other disposition of a Note will result in taxable gain or loss to a U.S. holder. In addition, as described above, our calculation of the comparable yield and the schedule of

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

projected payments for the Notes includes the receipt of class A common stock upon conversion as a contingent payment with respect to the Notes. Accordingly, we intend to treat the receipt of our class A common stock by a U.S. holder upon the conversion of a Note as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our class A common stock received, and (b) the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note will generally be equal to the U.S. holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to the interest accruals described above), and decreased by the amount of any projected payments previously made on the Notes to the U.S. holder. Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest on the Notes included in income for the year of sale or any prior period, and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

   A U.S. holder's tax basis in our class A common stock received upon a conversion of a Note or upon a U.S. holder's exercise of a put right that we elect to pay in class A common stock will equal the then current fair market value of such class A common stock. The U.S. holder's holding period for the class A common stock received will commence on the day immediately following the date of conversion or redemption, not on the date of acquisition of the Notes.

  Dividends on Class A Common Stock

   If a U.S. holder converts Notes into class A common stock, in general, distributions on the class A common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the holder's basis in the class A common stock. Any remaining excess will be treated as capital gain.

  Constructive Dividends

   The conversion price of the Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations issued thereunder, an adjustment in the conversion price, or the failure to make such an adjustment, may under particular circumstances be treated as a constructive taxable dividend to U.S. holders of our Notes or class A common stock to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a U.S. holder of Notes in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the U.S. holder of Notes for taxable distributions to our shareholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to U.S. holders of Notes or class A common stock, taxable to the holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the Notes. Conversely, if an event occurs that dilutes the interests of holders of our Notes and the conversion price is not adjusted, the resulting increase in the proportionate interests of holders of class A common stock could be treated as a taxable stock dividend to the holders of our class A common stock.

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

  Backup Withholding and Information Reporting

   Non-exempt U.S. holders may be subject to information reporting with respect to certain "reportable payments," including payments of principal and interest on Notes, dividends on class A common stock and the proceeds of the sale or other disposition of the Notes or class A common stock. Non-exempt U.S. holders that are subject to information reporting and that do not provide appropriate information when requested may be subject to backup withholding at the rates specified in the Code. U.S. holders should consult their tax advisors regarding the applicability of backup withholding.

   We will report to the U.S. holders of Notes and class A common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Special rules applicable to Non-U.S. Holders

   Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The discussion preceding this section may also apply to non-U.S. holders. Non-U.S. holders should consult their own tax advisors concerning the applicability of the United States federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

  Payments with Respect to the Notes

   Generally, payments of contingent interest to non-U.S. holders are subject to a United States withholding tax at a rate of 30%, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the recipient of the interest payments complies with all certification requirements necessary to qualify for the treaty benefit or upon the receipt of a Form W-8ECI from a non-U.S. holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Although the matter is not free from doubt, we will treat all contingent interest paid as subject to withholding tax. A non-U.S. holder that is subject to withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on some other grounds.

   All other payments on the Notes made to a non-U.S. holder, including a payment of class A common stock pursuant to a conversion, and any gain realized on a sale or exchange of the Notes (other than gain attributable to accrued contingent interest) that are not effectively connected with a United States trade or business (and, where a treaty applies, are attributable to a United States permanent establishment) will not be subject to a United States withholding tax under the "portfolio interest exemption" provided that:

   . the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote;

   . the non-U.S. holder is not a "controlled foreign corporation" related to us actually or constructively through stock ownership;

   . the Notes and our class A common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(i) of the Code (which for these purposes and subject to certain exceptions, includes trading on the
       NYSE); and

   . the non-U.S. holder is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

   The portfolio interest exemption and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds the Note through a financial institution or other agent acting on the holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

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

   We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

   Except to the extent that an applicable treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the non-U.S. holder's conduct of a United States trade or business. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if the non-U.S. holder delivers proper certification to the payor.

  Sale, Exchange or Redemption of Shares of Class A Common Stock

   In general, an on-U.S. holder will not be subject to United states federal income tax or withholding tax upon the conversion of a Note into class A common stock. However, cash (if any) received in lieu of a fractional share will be subject to United States federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above under "U.S. Holders - Sale, Exchange, conversion or Redemption." In general, a non-U.S. holder will not be subject to United States federal income or withholding tax with respect to gain upon the disposition of Notes or class A common stock, unless:


   . the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States;

   . such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

   . such non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or

   . we are, or have been at any time, within the shorter of the five year period preceding such sale or other disposition and the period the non-U.S. holder held the Note, a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

   U.S. trade or business income of a non-U.S. holder will generally be subject to regular United States income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the Notes or class A common stock should consult their tax advisers as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Dividends

   A non-U.S. holder of our class A common stock will generally be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our class A common stock that are treated as dividends paid (and on dividends deemed paid on the Notes or class A common stock, as described above under "--Constructive Dividends"). Generally a non-U.S. holder will be taxed in the same manner as a U.S. holder, and not subject to withholding tax, on dividends paid (or deemed paid) that are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, where a tax treaty applies, are attributable to a United States permanent establishment. Certain certifications and disclaimer requirements must be complied with in order for effectively connected income to be exempt from withholding tax. Any such effectively connected dividends received by a corporate non-U.S. holder may also be subject to a United States branch profits tax at a rate or such lower rate as may be specified in an applicable income tax treaty.

  Backup Withholding and Information Reporting

   Generally, information reporting and backup withholding do not apply to payments that are subject to the withholding tax on dividends or interest paid to non-U.S. holders, or to interest or dividends that are exempt from that tax by application of a tax treaty or special exception. Also, generally, if payments are made to a non-U.S. holder by a broker upon a sale of Notes or class A common stock, the payments will not be subject to information reporting or backup withholding. In order to avoid backup withholding, a non-U.S. holder may be required to certify the holder's foreign status. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders of Notes or class A common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

   THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE PROPER TAX TREATMENT OF A HOLDER OF NOTES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND SHARES OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

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                            SELLING SECURITYHOLDERS

   The following table presents information with respect to the selling securityholders and the principal amounts of Notes and shares of class A common stock issuable upon the conversion of these Notes that the selling securityholders may offer under this prospectus. The term "selling securityholders" includes donees and pledgees selling securities received from a named selling securityholder after the date of this prospectus. The Notes were originally issued by us and sold by Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Banc of America Securities LLC, First Union Securities, Inc. and J.P. Morgan Securities Inc., the initial purchasers, in transactions exempt from the registration requirements of the Securities Act, to qualified institutional buyers, as defined by Rule 144A under such Act. Some of the selling securityholders listed on the following table, and their respective affiliates, have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under, and acts as the agent for, our revolving credit facility and received a portion of the net proceeds of this offering. Kenneth D. Lewis, president and chief operating officer of Bank of America Corporation, an affiliate of Banc of America Securities LLC, is a member of our board of directors. Additionally, the trustee under the Indenture, First Union, is a selling securityholder.

   The principal amounts of Notes provided in the table below is based on information provided to us by each of the selling securityholders on or prior to April 1, 2002, and the percentages are based on $330,000,000 principal amount at maturity of Notes outstanding. The number of shares of class A common stock that may be sold is calculated based on the current conversion ratio of
32.1644 shares of class A common stock per $1,000 principal amount at maturity of a Note. Based on 240,974,286 shares of class A common stock outstanding as of February 28, 2002, if each selling securityholder named below converted all of its Notes, each would own less than 1% of our then outstanding class A common stock. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its Notes in a transaction exempt from the registration requirements of the Securities Act. As a result, information concerning the selling securityholders may change from time to time. Any changed information will be set forth in supplements to this prospectus to the extent required and known to us. Additionally, the Notes may be owned by holders that are unknown to us. Therefore, from time to time, we may be unaware of information pertaining to the ownership of certain Notes and the class A common stock into which such Notes may be converted. Furthermore, the conversion ratio, and therefore the number of shares of our class A common stock issuable upon conversion of the Notes, is subject to adjustment as described in this prospectus. Accordingly, the number of shares of class A common stock issuable upon conversion of the Notes may increase or decrease.

   The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the Notes or the class A common stock issuable upon the conversion of the Notes, we cannot estimate the amount of the Notes or how many shares of our class A common stock that each selling securityholder will beneficially own after this offering.

                                                                                Number of
                                                    Principal                   Shares of   Percentage of
                                                    Amount at                    Class A     Outstanding
                                                   Maturity of   Percentage of Common Stock    Class A
                                                  Notes That May     Notes     That May Be     Common
Name                                                 Be Sold      Outstanding    Sold(1)      Stock(2)
----                                              -------------- ------------- ------------ -------------
Alpha U.S. Sub Fund VIII, LLC                      $    100,000         *           3,216          *
American Fidelity Assurance Company                     225,000         *           7,237          *
AmerUs Life Insurance Co.                             1,000,000         *          32,164          *
Bear, Stearns & Co. Inc.                              1,250,000         *          40,206          *
Black Diamond Convertible Offshore LDC                  640,000         *          20,585          *
Black Diamond Offshore Ltd.                             637,000         *          20,489          *
Blue Cross Blue Shield of Florida                       700,000         *          22,515          *
CALAMOS Convertible Fund-CALAMOS
 Investment Trust                                     5,775,000       1.8         185,749          *
CareFirst of Maryland, Inc.                             225,000         *           7,237          *
Credit Suisse First Boston Corporation               38,000,000      11.5       1,222,247          *
Deephaven Domestic Convertible Trading Ltd.           2,700,000         *          86,844          *
Dodeca Fund, L.P.                                     1,000,000         *          32,164          *
Dorinco Reinsurance Company                           1,100,000         *          35,381          *
Double Black Diamond Offshore LDC                     3,723,000       1.1         119,748          *
First Union National Bank                             9,700,000       2.9         311,995          *
FreeState Health Plan, Inc.                              50,000         *           1,608          *
Genesee County Employees' Retirement System             700,000         *          22,515          *
Group Hospitalization and Medical Services, Inc.        250,000         *           8,041          *
HBK Master Fund L.P.                                 10,000,000       3.0         321,644          *
HealthNow New York, Inc.                                 75,000         *           2,412          *
Highbridge International, LLC                        10,000,000       3.0         321,644          *
IL Annuity and Insurance Co.                         13,000,000       3.9         418,137          *
JP Morgan Securities Inc.                             1,500,000         *          48,247          *
Lydian Overseas Partners Master Fund                 25,000,000       7.6         804,110          *
Morgan Stanley & Co.                                  5,000,000       1.5         160,822          *
McMahan Securities Co. L.P.                           5,000,000       1.5         160,822          *
Newport Investments, Inc.                               200,000         *           6,433          *
NORCAL Mutual Insurance Company                         200,000         *           6,433          *
Physicians' Reciprocal Insurers Account #7            2,400,000         *          77,195          *
SAM Investments                                      10,000,000       3.0         321,644          *
Southern Farm Bureau Life Insurance Company             900,000         *          28,948          *
The Cockrell Foundation                                  75,000         *           2,412          *
Tribeca Investments, LLC                              5,000,000       1.5         160,822          *
Wachovia Bank National Association                    3,282,000         *         105,564          *
White River Securities, L.L.C.                        1,250,000         *          40,206          *

All other holders of Notes or future transferees,
 pledgees, donees, assignees or successors of any
 holders (3)                                       $169,343,000      51.3%      5,446,816        2.3%(4)

--------
*  Less than 1%.
(1)Assumes conversion of all of the selling securityholder's Notes at a conversion rate of 32.1644 shares of class A common stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment as described under "Description of the Notes-Conversion rights." As a result, the number of shares of class A common stock issuable upon conversion of the Notes may change in the future.
(2)Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 240,974,286 shares of class A common stock outstanding as of February 28, 2002. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of class A common stock issuable upon conversion of all of that selling securityholder's Notes, but we did not assume conversion of any other selling securityholder's Notes.
(3)Information provided by other selling securityholders to us will be set forth in prospectus supplements, if required.
(4)Assumes that any other holders of Notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of Notes, do not beneficially own any shares of our capital stock other than the class A common stock issuable upon conversion of the Notes at the conversion rate described in footnote (1) above.

                             PLAN OF DISTRIBUTION

   The selling securityholders will be offering and selling all securities offered and sold under this prospectus. We will not receive any of the proceeds on such sales. In connection with the initial offering of the Notes, we entered into a registration rights agreement dated January 28, 2002 with the initial purchasers of the Notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules.

Who May Sell and Applicable Restrictions

   The securities may be sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The selling securityholders may decide not to sell any of the securities offered under this prospectus, and selling securityholders could transfer, devise or give these securities by other means. If the securities are sold through underwriters or broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

   The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, or (iii) through the writing of options. In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities, and deliver the securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

   To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Prospectus Delivery

   Because selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

   . the name of the selling securityholders and of any participating underwriters, broker-dealers or agents;

   .   the aggregate amount and type of securities being offered;

   . the price at which the securities were sold and other material terms of the offering;

   . any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

   . that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

   The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Notes and shares of class A common stock issuable upon conversion.

Manner of Sales

   The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the New York Stock Exchange (in the case of the class A common stock) or in the over-the-counter market. The securities may be sold at then prevailing market prices, at fixed prices or at negotiated prices.

   The securities may be sold according to one or more of the following methods:

   . a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   . purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

   . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   . face-to-face transactions between sellers and purchasers without a broker-dealer; and

   .   by writing options.

   In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

   Some persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

   The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

   The outstanding shares of class A common stock are listed for trading on the New York Stock Exchange under the symbol "HMA".

Hedging and Other Transactions with Broker-Dealers

   In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver the securities to close short positions. The selling securityholders may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling securityholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

Expenses Associated with Registration

   We have agreed to pay substantially all of the expenses of registering the securities under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the Indenture pursuant to which we originally issued the securities and of the registrar and transfer agent of the class A common stock. If the Notes or the class A common stock into which the Notes may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Indemnification and Contribution

   In the registration rights agreement, we and the selling securityholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers of persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Suspension of this Offering

   We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 3-month period and 90 days in any 12-month period.

Termination of this Offering

   Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement of which this prospectus is a part effective until, and therefore this offering will terminate on, the earlier of:
(i) two years from the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, (ii) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus, and (iii) the date on which all outstanding securities held by non-affiliates of ours may be resold without registration under the Securities Act pursuant to Rule 144(k) under such Act.

                                 LEGAL MATTERS

   The validity of the Notes offered hereby and the shares of class A common stock issuable upon conversion of the Notes will be passed upon for us by Harter, Secrest & Emery LLP, Rochester, New York.

                                    EXPERTS

   Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended September 30, 2001, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   Health Management Associates, Inc. (the "Registrant") is paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable underwriting and broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this registration statement and the distribution of the Notes and shares of class A common stock registered hereby. All amounts are estimates except the SEC registration fee.

           Estimated SEC registration fee................... $ 25,694
           Blue Sky fees and expenses....................... $  5,000
           Printing and engraving expenses.................. $ 20,000
           Legal fees and expenses.......................... $ 50,000
           Accountants' fees and expenses................... $ 15,000
           Trustee's fees and expenses...................... $  2,500
           Miscellaneous fees and expenses.................. $  6,806
                                                             --------
              TOTAL......................................... $125,000

Item 15.  Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("Section 145") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   The amended Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director:
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

   The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.  List of Exhibits

   The exhibits filed as part of this registration statement are as follows:

Exhibit                                               Description
-------                                               -----------
  4.1   The Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
        3.1 to the Registrant's Quarterly Report on Form 10-Q for quarter ended March 31, 1995).
  4.2   The Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant
        (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
        fiscal year ended September 30, 1999).
  4.3   The By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the
        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
  4.4   Indenture, dated as of January 28, 2002, by and between the Registrant and First Union National
        Bank, N.A. (incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K
        dated February 13, 2002).
  4.5   Form of Zero-Coupon Convertible Senior Subordinated Notes due 2022 (included in Exhibit 4.4).
  4.6   Registration Rights Agreement, dated as of January 28, 2002, by and among Credit Suisse First
        Boston Corporation and Salomon Smith Barney Inc., as representatives of certain initial purchasers, and the Registrant (incorporated by reference to Exhibit 99(b) to the Registrant's Current Report on
        Form 8-K dated February 13, 2002).
  5.1   Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.
  8.1   Form of Opinion of Harter Secrest & Emery LLP regarding tax matters.
 12.1   Computation of Ratio of Earnings to Fixed Charges.
 23.1   Consent of Ernst & Young LLP.
 23.2   Form of Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
 24.1   Powers of Attorney (included on registration statement signature page).
 25.1   Statement of Eligibility of Trustee under the Indenture, First Union National Bank, N.A., pursuant to the Trust Indenture Act of 1939, as amended.

Item 17.  Undertakings

   (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)1(i) and (a)1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (d)  The undersigned Registrant hereby undertakes that:

      (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on April 5, 2002.

                                          HEALTH MANAGEMENT ASSOCIATES, INC.

                                          By:   /S/  JOSEPH V. VUMBACCO
                                              -----------------------------
                                                     Joseph V. Vumbacco
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph V. Vumbacco, Robert E. Farnham and Timothy R. Parry as his true and lawful attorney-in-fact, each with full power of substitution and resubstitution for and in the name, place and stead to sign, attest and file this Registration Statement and any and all amendments and exhibits hereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, granting unto said attorneys full power and authority to do and perform any and all acts and things whatsoever requisite or necessary to be done in the premises.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                              Title                        Date
          ---------                              -----                        ----

    /S/  WILLIAM J. SCHOEN     Chairman                                   April 5, 2002
------------------------------
      William J. Schoen

   /S/  JOSEPH V. VUMBACCO     President, Chief Executive Officer and     April 5, 2002
------------------------------   Director (Principal Executive Officer)
      Joseph V. Vumbacco

    /S/  ROBERT E. FARNHAM     Senior Vice President and Chief Financial  April 5, 2002
------------------------------   Officer (Principal Financial Officer and
      Robert E. Farnham          Principal Accounting Officer)

     /S/  KENT P. DAUTEN       Director                                   April 2, 2002
------------------------------
        Kent P. Dauten

    /S/  DONALD E. KIERNAN     Director                                   April 4, 2002
------------------------------
      Donald E. Kiernan

     /S/  ROBERT A. KNOX       Director                                   April 8, 2002
------------------------------
        Robert A. Knox

    /S/  KENNETH D. LEWIS      Director                                   April 4, 2002
------------------------------
       Kenneth D. Lewis

/S/  WILLIAM E. MAYBERRY, M.D. Director                                   April 2, 2002
------------------------------
  William E. Mayberry, M.D.

 /S/  RANDOLPH W. WESTERFIELD  Director                                   April 3, 2002
------------------------------
   Randolph W. Westerfield

                                 EXHIBIT INDEX

Exhibit                                               Description
-------                                               -----------
 4.1.   The Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
        3.1 to the Registrant's Quarterly Report on Form 10-Q for quarter ended March 31, 1995)
 4.2.   The Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant
        (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
        fiscal year ended September 30, 1999).
 4.3.   The By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the
        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
 4.4.   Indenture, dated as of January 28, 2002, by and between the Registrant and First Union National
        Bank, N.A. (incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K
        dated February 13, 2002).
 4.5.   Form of Zero-Coupon Convertible Senior Subordinated Notes due 2022 (included in Exhibit 4.4).
 4.6.   Registration Rights Agreement, dated as of January 28, 2002, by and among Credit Suisse First
        Boston Corporation and Salomon Smith Barney Inc., as representatives of certain initial purchasers, and the Registrant (incorporated by reference to Exhibit 99(b) to the Registrant's Current Report on
        Form 8-K dated February 13, 2002).
 5.1.   Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.
 8.1.   Form of Opinion of Harter Secrest & Emery LLP regarding tax matters.
12.1.   Computation of Ratio of Earnings to Fixed Charges.
23.1.   Consent of Ernst & Young LLP.
23.2.   Form of Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).
24.1.   Powers of Attorney (included on registration statement signature page).
25.1.   Statement of Eligibility of Trustee under the Indenture, First Union National Bank, N.A., pursuant to the Trust Indenture Act of 1939, as amended.
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